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                                                                     Exhibit 3.1

                          SEVENTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               INSULET CORPORATION

      Insulet Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1. The name of the Corporation is Insulet Corporation. The Corporation was originally incorporated under such name. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 20, 2000. Amended and Restated Certificates of Incorporation were filed with the office of the Secretary of State of the State of Delaware on October 19, 2000, on February 16, 2001 and on June 29, 2001, respectively. An amendment to the Third Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on December 3, 2001. The Fourth Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on September 10, 2002. The Fifth Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on February 23, 2004. An amendment to the Fifth Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on June 15, 2005. The Sixth Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on February 3, 2006 (the "Sixth Amended and Restated Certificate"). An amendment to the Sixth Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on December 22, 2006 (the "Certificate of Amendment").

      2. This Seventh Amended and Restated Certificate of Incorporation (this "Certificate") amends, restates and integrates the provisions of the Sixth Amended and Restated Certificate, as amended by the Certificate of Amendment, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL").

      3. The text of the Sixth Amended and Restated Certificate, as amended by the Certificate of Amendment, is hereby amended and restated in its entirety to provide as herein set forth in full.


                                    ARTICLE I

      The name of the Corporation is Insulet Corporation.

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                                   ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

                                  CAPITAL STOCK

      The total number of shares of capital stock which the Corporation shall have authority to issue is [ONE HUNDRED SIXTEEN MILLION SIX HUNDRED FIFTY-FIVE THOUSAND THREE HUNDRED TWO SHARES (116,655,302)] shares, of which (i) sixty five million two hundred forty-seven thousand two hundred fifty-two (65,247,252) shares shall be a class designated as common stock, par value $0.001 per share (the "Common Stock"), (ii) one million (1,000,000) shares shall be a class designated as Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Convertible Preferred Stock"), (iii) five million nine hundred forty-five thousand nine hundred forty-six (5,945,946) shares shall be a class designated as Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Convertible Preferred Stock"), (iv) ten million four hundred seventy-six thousand one hundred ninety-one (10,476,191) shares shall be a class designated as Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Convertible Preferred Stock"), (v) fifteen million (15,000,000) shares shall be a class designated as Series D Convertible Preferred Stock, par value $0.001 per share (the "Series D Convertible Preferred Stock"), (vi) thirteen million nine hundred eighty-five thousand nine hundred thirteen (13,985,913) shares shall be a class designated as Series E Convertible Preferred Stock, par value $0.001 per share (the "Series E Convertible Preferred Stock" and, together with the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock, the "Senior Preferred Stock") and (ix) [FIVE MILLION (5,000,000)] shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the "Undesignated Preferred Stock" and together with the Senior Preferred Stock, the "Preferred Stock" ).

      The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the Senior Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

      From and after the effective time (the "Effective Time") of this Certificate every two and six thousand two hundred and sixty-seven ten thousandths (2.6267) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined into one (1)

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share of Common Stock, provided that the Corporation shall not issue fractions of a share of Common Stock and, in lieu thereof, shall pay cash in the amount of the fair value of such fractions of a share as of the Effective Time as determined by the Board of Directors of the Corporation, or a committee thereof (the "Reverse Stock Split").

      Each certificate representing shares of Common Stock outstanding immediately prior to the Effective Time shall automatically and without the necessity of presenting the same for exchange represent after the Effective Time the applicable number of shares of Common Stock, or cash in lieu thereof, as provided in the Reverse Stock Split. Upon surrender to the Corporation of any such certificate(s), the Corporation shall issue to the persons entitled thereto new certificates representing the shares of Common Stock into which the shares represented by such certificate(s) have been subdivided and, to the extent provided above, cash in lieu of any fractional shares.

      The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.


                                 A. COMMON STOCK

            Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

                  (a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the "Directors") and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

                  (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof; and

                  (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

                            B. SENIOR PREFERRED STOCK


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      1. Senior Preferred Stock. The voting powers, preferences and rights (and the qualifications, limitations, or restrictions thereof) of the Senior Preferred Stock are as set forth herein:

      2. Voting.

            2A. General. Except as may be otherwise provided in these terms of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock and the Series E Convertible Preferred Stock or by law, the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Senior Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock into which each share of Senior Preferred Stock is then convertible.

            2B. Board Size. The number of directors constituting the Board of Directors shall be fixed at eight (8) members.

            2C. Board Seats. At any time when at least 200,000 shares of Series A Convertible Preferred Stock remain outstanding (as adjusted to reflect any event described in Section 6G), the holders of the Series A Convertible Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation (the "Series A Director"), to remove the Series A Director and to fill any vacancy caused by the resignation, removal or death of the Series A Director. At any time when at least 1,189,189 shares of Series B Convertible Preferred Stock remain outstanding (as adjusted to reflect any event described in Section 6G), the holders of the Series B Convertible Preferred Stock, voting as a separate series, shall be entitled to elect one (1) Director of the Corporation (the "Series B Director"), to remove the Series B Director and to fill any vacancy caused by the resignation, removal or death of the Series B Director. At any time when at least 2,095,238 shares of Series C Convertible Preferred Stock remain outstanding (as adjusted to reflect any event described in Section 6G), the holders of the Series C Convertible Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation (the "Series C Director"), to remove the Series C Director and to fill any vacancy caused by the resignation, removal or death of the Series C Director. At any time when at least 3,000,000 shares of Series D Convertible Preferred Stock remain outstanding (as adjusted to reflect any event described in Section 6G), the holders of Series D Convertible Preferred Stock voting as a separate series, shall be entitled to elect one (1) director of the Corporation (the "Series D Director"), to remove the Series D Director and to fill any vacancy caused by the resignation, removal or death of the Series D Director. At any time when at least 2,797,182 shares of Series E Convertible Preferred Stock remain outstanding (as adjusted to reflect any event described in Section 6G), the holders of Series E Convertible Preferred Stock voting as a separate series, shall be entitled to elect one (1) director of the Corporation (the "Series E Director," referred to collectively with the Series A Director, the Series B Director, the Series C Director and the Series D Director as the "Preferred Directors"), to remove the Series E Director

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and to fill any vacancy caused by the resignation, removal or death of the
Series E Director. The holders of the Common Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation (the "Common Director"), to remove the Common Director and to fill any vacancy caused by the resignation, removal or death of the Common Director. The holders of the Senior Preferred Stock and the holders of the Common Stock, voting together as a single class, shall be entitled to elect the remaining directors of the Corporation (the "Outside Directors"), to remove the Outside Directors and to fill any vacancy caused by the resignation, removal or death of the Outside Directors. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series A Convertible Preferred Stock then outstanding shall constitute a quorum of the Series A Convertible Preferred Stock for the election of the Series A Director, a majority of the shares of Series B Convertible Preferred Stock then outstanding shall constitute a quorum of the Series B Convertible Preferred Stock for the election of the Series B Director, a majority of the shares of Series C Convertible Preferred Stock then outstanding shall constitute a quorum of the Series C Convertible Preferred Stock for the election of the Series C Director, a majority of the shares of Series D Convertible Preferred Stock then outstanding shall constitute a quorum of the Series D Convertible Preferred Stock for the election of the Series D Director and a majority of the shares of Series E Convertible Preferred Stock then outstanding shall constitute a quorum of the Series E Convertible Preferred Stock for the election of the Series E Director.

      3. Dividends.

            3A. Preferred Dividends. Subject to the provisions of Section 6C, the holders of the shares of Series A Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate per annum of $0.08 per share; the holders of the Series B Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate per annum of $0.15 per share; the holders of the Series C Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate per annum of $0.17 per share; the holders of Series D Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate per annum of $0.20 per share; and the holders of Series E Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate per annum of $0.29 per share (in each case, appropriately adjusted to reflect the occurrence of any event described in
Section 6G). The holders of the shares of Senior Preferred Stock shall be entitled to receive such dividends on a pari passu basis and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock. Any partial payment shall be made ratably among the holders of Senior Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid. Dividends shall not accrue and shall not be cumulative.


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            3B. Common Stock Dividends. In addition to any dividends payable in accordance with Section 3A, if the Corporation declares or pays a dividend upon the Common Stock payable in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles) or payable in consideration other than cash (except in circumstances where the Applicable Conversion Price is adjusted pursuant to Section 6F or provisions are made pursuant to Section 6G in respect of such dividend) (a "Common Stock Dividend"), then prior to paying any Common Stock Dividend, the Corporation shall pay to the holders of the Senior Preferred Stock at the time of payment thereof the Common Stock Dividend which would have been paid on the shares of Common Stock issuable upon conversion of the Senior Preferred Stock pursuant to Section 6 hereof had the Senior Preferred Stock been converted immediately prior to the date on which a record is taken for such Common Stock Dividend, or, if no record is taken, the date as to which the record holders of Common Stock entitled to such dividend are to be determined.

      4. Liquidation.

            4A. Liquidation Preference Payments. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), the holders of the shares of Series E Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any class or series of stock ranking on liquidation junior to the Series E Convertible Preferred Stock, to be paid an amount equal to $3.64 per share (appropriately adjusted to reflect the occurrence of any event described in Section 6G) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available, such amount payable with respect to one share of Series E Convertible Preferred Stock being sometimes referred to as the "Series E Liquidation Preference Payment" and with respect to all shares of Series E Convertible Preferred Stock being sometimes referred to as the "Series E Liquidation Preference Payments." Upon a Liquidation Event, immediately after the holders of Series E Convertible Preferred Stock have been paid in full the Series E Liquidation Preference Payments, the holders of the shares of Series D Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any class or series of stock ranking on liquidation junior to the Series D Convertible Preferred Stock, to be paid an amount equal to $2.42 per share (appropriately adjusted to reflect the occurrence of any event described in Section 6G) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available, such amount payable with respect to one share of Series D Convertible Preferred Stock being sometimes referred to as the "Series D Liquidation Preference Payment" and with respect to all shares of Series D Convertible Preferred Stock being sometimes referred to as the "Series D Liquidation Preference Payments." Upon a Liquidation Event, immediately after the holders of Series D Convertible Preferred Stock have been paid in full the Series D Liquidation Preference Payments, the holders of the shares of Series C Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any class or series of stock ranking on liquidation junior to the Series C Convertible Preferred Stock, to be paid an amount equal to $2.10 per share (appropriately adjusted to reflect the occurrence of any event described in Section 6G) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available, such amount payable with respect to one share of Series C Convertible Preferred Stock being sometimes referred to as

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the "Series C Liquidation Preference Payment" and with respect to all shares of
Series C Convertible Preferred Stock being sometimes referred to as the "Series C Liquidation Preference Payments." Upon a Liquidation Event, immediately after the holders of the Series C Convertible Preferred Stock have been paid in full the Series C Liquidation Preference Payments, the holders of the shares of Series A Convertible Preferred Stock shall be entitled, together (at the same time) with payments to any class or series of stock accruing equally with the Series A Convertible Preferred Stock, and before any distribution or payment is made upon any class or series of stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount equal to $1.00 per share (appropriately adjusted to reflect the occurrence of any event described in Section 6G) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available, such amount payable with respect to one share of Series A Convertible Preferred Stock being sometimes referred to as the "Series A Liquidation Preference Payment" and with respect to all shares of Series A Convertible Preferred Stock being sometimes referred to as the "Series A Liquidation Preference Payments." Upon any Liquidation Event, immediately after the holders of the Series C Convertible Preferred Stock have been paid in full the Series C Liquidation Preference Payments, the holders of the shares of Series B Convertible Preferred Stock shall be entitled, together (at the same time) with payments to any class or series of stock accruing equally with the Series B Convertible Preferred Stock, and before any distribution or payment is made upon any class or series of stock ranking on liquidation junior to the Series B Convertible Preferred Stock, to be paid an amount equal to $1.85 per share (appropriately adjusted to reflect the occurrence of any event described in Section 6G) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available, such amount payable with respect to one share of Series B Convertible Preferred Stock being sometimes referred to as the "Series B Liquidation Preference Payment," and together with the Series A Liquidation Preference Payment, the Series C Liquidation Preference Payment, the Series D Liquidation Preference Payment and the Series E Liquidation Preference Payment as the "Liquidation Preference Payment," and with respect to all shares of Series B Convertible Preferred Stock being sometimes referred to as the "Series B Liquidation Preference Payments," and together with the Series A Liquidation Preference Payments, the Series C Liquidation Preference Payments, the Series D Liquidation Preference Payments and the Series E Liquidation Preference Payments as the "Liquidation Preference Payments." If upon such Liquidation Event, the assets to be distributed among the holders of the Series E Convertible Preferred Stock shall be insufficient to permit payment to the holders of the Series E Convertible Preferred Stock of the Series E Liquidation Preference Payments, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. If after the holders of Series E Convertible Preferred Stock have been paid in full the Series E Liquidation Preference Payments, the remaining assets to be distributed among the holders of the Series D Convertible Preferred Stock shall be insufficient to permit payment to the holders of the Series D Convertible Preferred Stock of the Series D Liquidation Preference Payments, then the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. If after the holders of Series D Convertible Preferred Stock have been paid in full the Series D Liquidation Preference Payments, the remaining assets to be

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distributed among the holders of the Series C Convertible Preferred Stock shall be insufficient to permit payment to the holders of the Series C Convertible Preferred Stock of the Series C Liquidation Preference Payments, then the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. If upon such Liquidation Event, after the holders of the Series C Convertible Preferred Stock have been paid in full the Series C Liquidation Preference Payments, the remaining assets to be distributed among the holders of the Series A Convertible Preferred Stock and the holders of the Series B Convertible Preferred Stock shall be insufficient to permit payment to the holders of the Series A Convertible Preferred Stock and the holders of the Series B Convertible Preferred Stock of the Series A Liquidation Preference Payments and the Series B Liquidation Preference Payments, respectively, then the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and the holders of the Series B Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive under this Section 4A.

            4B. Subsequent Payments. Upon a Liquidation Event, immediately after the holders of Senior Preferred Stock shall have been paid in full the Liquidation Preference Payments, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the shares of Common Stock pro rata based on the number of shares of Common Stock held by each.

            4C. Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than twenty
(20) days prior to the payment date stated therein, to the holders of record of the Senior Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

            4D. Consolidation or Merger. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, and the grant of an exclusive license to all or substantially all of the Corporation's intellectual property that is used, or intended to generate all or substantially all of the Corporation's revenues shall be deemed to be a Liquidation Event, unless the holders of two-thirds (2/3) of the outstanding Senior Preferred Stock and two-thirds (2/3) of the outstanding Series E Convertible Preferred Stock vote at a meeting or consent in writing to treat such occurrence otherwise. In connection with any such transaction contemplated by the preceding sentence, all consideration payable to the stockholders of the Corporation, in connection with a merger or consolidation, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale or exclusive license, shall be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger or consolidation) or

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available for distribution and payment as provided herein (in the case of a sale of assets), as applicable, to the holders of capital stock of the Corporation in accordance with the preference and priorities set forth in this Section 4, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, sale transaction or exclusive license as if the same were a Liquidation Event. If applicable, the Corporation shall either (i) cause the agreement and plan of merger or consolidation to provide as a consequence of such merger or consolidation for the conversion of the Senior Preferred Stock into the right to receive an amount (either in cash, or, at the option of two-thirds (2/3) in interest of the holders of the Senior Preferred Stock in the case of a merger or consolidation for stock, stock of the surviving corporation) equal to the applicable amount payable under this Section 4; or (ii) immediately concurrent with the consummation with the sale of all or substantially all of the assets of the Corporation, the redemption of all outstanding shares of the Senior Preferred Stock for an amount either in cash or, at the option of two-thirds (2/3) in interest of the holders of the Senior Preferred Stock in the case of a sale of assets for stock, stock of the surviving corporation equal to the applicable amount payable under this Section 4. In the event of the foregoing redemption, (i) the Corporation shall revalue its assets and liabilities to the fullest extent permitted by law (and in accordance with Section 4E) to determine lawfully available funds for such redemption, and (ii) if the Corporation shall not have such funds available to redeem all such shares, the Corporation shall redeem such shares to the fullest extent of available funds as the same became available. For purposes hereof, the Common Stock shall rank on liquidation junior to the Senior Preferred Stock, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock shall rank on liquidation junior to the Series C Convertible Preferred Stock, the Series C Convertible Preferred Stock shall rank on liquidation junior to the Series D Convertible Preferred Stock and the Series D Convertible Preferred
Stock shall rank on liquidation junior to the Series E Convertible Preferred Stock.

            4E. Non-Cash Consideration. If any assets of the Corporation distributed to holders in connection with any Liquidation Event are other than cash, then the value of such non-cash assets shall be deemed to be their fair market value as determined in good faith by the Board of Directors, except that any securities to be distributed to such holders in a Liquidation Event shall be valued as follows if the valuation is not subject to investment letter or other similar restrictions on free marketability:

      (i) if the securities are then traded on a national securities exchange or national quotation system, then the value shall be deemed to be the average of the closing bid prices of such securities (as of 4:00 p.m., New York time) on such exchange or system during the ten (10) calendar day period ending three (3) days prior to the distribution;

      (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices (as of the end of the "regular hours" trading period that is generally accepted for the exchange, market or system in question) during the ten (10) calendar day period ending three (3) days prior to the distribution; and

      (iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors for such securities, including a majority of the Preferred Directors then serving.


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      5. Restrictions.

            5A. At any time when any shares of Series E Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Seventh Amended and Restated Certificate of Incorporation, and in addition to any other vote required by law or this Seventh Amended and Restated Certificate of Incorporation, without the approval of the holders of at least two-thirds (2/3) of the then outstanding shares of Series E Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class, the Corporation will not take any of the following actions (including the taking of such actions by merger, consolidation, reorganization, recapitalization, contract or otherwise);

      (i) amend this Seventh Amended and Restated Certification of Incorporation or the By-laws of the Corporation in such a way as to adversely affect the rights, privileges or preferences of the Series E Convertible Preferred Stock;

      (ii) increase the total number of authorized shares of Series E Convertible Preferred Stock; or

      (iii) authorize or issue, or obligate itself to issue, any security, including any other security convertible into or exercisable for any security having liquidation, dividend, redemption or voting rights or any other rights senior to or pari passu with the Series E Convertible Preferred Stock.


            5B. At any time when at least 11,457,555 shares of Senior Preferred Stock are outstanding (as adjusted to reflect any event described in Section
6G), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Seventh Amended and Restated Certificate of Incorporation, and in addition to any other vote required by law or this Seventh Amended and Restated Certificate of Incorporation, without the approval of the holders of at two-thirds (2/3) of the then outstanding shares of Senior Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class, the Corporation will not take any of the following actions (including the taking of such actions by merger, consolidation, reorganization, recapitalization, contract or otherwise);

      (i) effect the sale of all or substantially all of the assets or technology of the Corporation and its subsidiaries considered together as a whole, or take any action (including a Liquidation Event) that results in the holders of the Corporation's voting capital stock immediately prior to the transaction or series of related transactions owning less than a majority of the Corporation's voting capital stock after the transaction or series of related transactions;

      (ii) grant an exclusive license to all or substantially all of the intellectual property of the Corporation and its subsidiaries considered together as a whole that is used or intended to generate all or substantially all of the revenues of the Corporation and its subsidiaries on a consolidated basis;

      (iii) purchase or redeem any shares of the Corporation's capital stock, other than (x) repurchases of stock from an employee, director, consultant or service provider in connection with the termination of such employee's employment, such director's directorship or the provision of services by such consultant or service provider or (y) otherwise in accordance with this Seventh Amended and Restated Certificate of Incorporation;

      (iv) permit any subsidiary of the Corporation to issue securities to any person other than the Corporation;

      (v) amend, alter or repeal this Seventh Amended and Restated Certificate of Incorporation or the By-laws of the Corporation so as to change the rights, preferences, privileges or limitations of the Senior Preferred Stock; provided, however, that if any proposed amendment would alter or change the powers, preferences or special rights of one or more series of Senior Preferred Stock so as to affect such series adversely but shall not so affect the remaining series of Senior Preferred Stock, then the concurrence of a number of shares of Senior Preferred Stock of such series equal in number to the sum of (A) a majority of the then outstanding shares of Series A Convertible Preferred Stock, if such series is adversely affected, plus (B) a majority of the then outstanding shares of Series B Convertible Preferred Stock, if such series is adversely affected, plus (C) two-thirds of the then outstanding shares of each other series of Senior Preferred Stock that is adversely affected, consenting or voting (as the case may be) as separate series, also shall be required;

      (vi) purchase or set aside any sums for the purchase of, declare or pay any dividend or make any distribution on, any shares of capital stock, except for the repurchase of shares of Common Stock from former or current directors, officers, employees, consultants or other persons performing services for the Corporation pursuant to any agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as termination of employment, provided that each such purchase has been approved by at least a majority of the members of the Board of Directors, which shall include at least a majority of the Preferred Directors then serving;

      (vii) increase or decrease the number of authorized shares of capital stock, including an increase or decrease in the authorized number of shares of Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock or Series E Convertible Preferred Stock;

      (viii) authorize or issue, or obligate itself to issue, any security, including any other security convertible into or exercisable for any security, having liquidation, dividend, redemption or voting rights or any other rights senior to or pari passu with the Senior Preferred Stock;

      (ix) increase or decrease the authorized number of members of the Corporation's Board of Directors to a number other than eight (8);

      (x) adopt or enact any plan involving the liquidation, dissolution, winding-up, re-capitalization or reorganization of the Corporation;

      (xi) exit the business of producing drug delivery pumps; or

      (xii) (A) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of the Corporation or of all or a substantial part of its property, (B) make a general assignment for the benefit of the Corporation's creditors or cause one or more subsidiaries holding all or a substantial part of the assets of the Corporation and its subsidiaries on a consolidated basis to make such assignments for their creditors, (C) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Corporation, one or more subsidiaries holding all or a substantial part of the assets of the Corporation and its subsidiaries on a consolidated basis or the debts of the Corporation or such subsidiaries under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in any involuntary case or other proceeding commenced against it, or (D) take any action for the purpose of effecting any of the foregoing.


      6. Conversions. The holders of shares of the Senior Preferred Stock shall have the following conversion rights:

            6A. Right to Convert. Subject to the terms and conditions of this
Section 6, the holder of any share or shares of Senior Preferred Stock shall have the right, at its option at any time, to convert any such shares of Senior Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by (a) in the case of the Series A Convertible Preferred Stock, (i) multiplying the number of shares of Series A Convertible Preferred Stock so to be converted by $1.00 and (ii) dividing the result by the conversion price of $2.6267 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this Section 6 (other than the Reverse Stock Split with respect to which appropriate adjustment has been made and is reflected in the foregoing amount), then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Series A Conversion Price");
(b) in the case of the Series B Convertible Preferred Stock, by (i) multiplying the number of shares of Series B Convertible Preferred Stock so to be converted by $1.85 and (ii) dividing the result by the conversion price of $4.859395 per share or, if an adjustment of such price has taken place pursuant to the further provisions of this Section 6 (other than the Reverse Stock Split with respect to which appropriate adjustment has been made and is reflected in the foregoing amount), then by the conversion price as last adjusted and in effect at the date such share or shares of Series B Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Series B Conversion Price"); (c) in the case of the Series C Convertible Preferred Stock, by (i) multiplying the number of shares of Series C Convertible Preferred Stock so to be converted by $2.10 and (ii) dividing the result by the conversion price of $5.51607 per share or, if an adjustment of such price has taken place pursuant to the further provisions of this Section 6 (other than the Reverse Stock Split with respect to which appropriate adjustment has been made and is reflected in the foregoing amount), then by the conversion price as last adjusted and in effect at the date such share or shares of Series C Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Series C Conversion Price"); (d) in the case of the Series D Convertible Preferred Stock, by (i) multiplying the number of shares of Series D Convertible Preferred Stock so to be converted by $2.42 and (ii) dividing the result by the conversion price of $6.356614 per share or, if an adjustment of such price has taken place pursuant to the further provisions of this Section 6 (other than the Reverse Stock Split with respect to which appropriate adjustment has been made and is reflected in the foregoing amount), then by the conversion price as last adjusted and in effect at the date such share or shares of Series D Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Series D Conversion Price"); or (e) in the case of the Series E Convertible Preferred Stock, by (i) multiplying the number of shares of Series E Convertible Preferred Stock so to be converted by $3.64 and (ii) dividing the result by the conversion price of $9.561188 per share or, if an adjustment of such price has taken place pursuant to the further provisions of this Section 6 (other than the Reverse Stock Split with respect to which appropriate adjustment has been made and is reflected in the foregoing amount), then by the conversion price as last adjusted and in effect at the date such share or shares of Series E Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Series E Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Senior Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Senior Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

            6B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 6A and surrender of the certificate or certificates for the share or shares of Senior Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Senior Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and/or Series E Conversion Price (as the case may be) shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Senior Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

            6C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Senior Preferred Stock into Common Stock, and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to any dividends declared and unpaid on the shares of Senior Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 6B. In case the number of shares of Senior Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Senior Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this
Section 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Senior Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors.

            6D. Adjustment of Conversion Price Upon Issuance of Common Stock. Except as provided in Sections 6E and 6F, if and whenever the Corporation shall issue or sell, or is, in accordance with Sections 6D(1) through 6D(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, (the "Applicable Conversion Price") in effect immediately prior to the time of such issue or sale (such number being appropriately adjusted to reflect the occurrence of any event described in Section 6F), then, forthwith upon such issue or sale, the Applicable Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Applicable Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding or deemed to be outstanding (including any outstanding options) (on a fully diluted, as-converted basis) immediately prior to such issue, plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Common Stock so issued would purchase at such Applicable Conversion Price, and
(y) the denominator of which shall be the number of shares of Common Stock outstanding or deemed to be outstanding (including any outstanding options) (on a fully diluted, as-converted basis) immediately prior to such issuance plus the number of shares of Common Stock so issued, provided that the Applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more. No adjustment shall be made to the Applicable Conversion Price in the event of the issuance by the Corporation of shares of Common Stock at a per share price greater than the Applicable Conversion Price. The provisions of this Section 6D may be waived in any instance, without a stockholder's meeting, by (i) the holders of the Senior Preferred Stock by written consent of such series voting in accordance with Section 5B, and (ii) the holders of two-thirds (2/3) of the outstanding shares of Series E Convertible Preferred Stock, voting separately as a class.

            For purposes of this Section 6D, the following Sections 6D(1) to 6D(7) shall also be applicable:

                  6D(1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Applicable Conversion Price, in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 6D(3), no further adjustment of the Applicable Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  6D(2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in Section 6D(3), no further adjustment of the Applicable Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Applicable Conversion Price have been or are to be made pursuant to other provisions of this Section 6D, no further adjustment of the Applicable Conversion Price shall be made by reason of such issue or sale.

                  6D(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 6D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 6D(1) or 6D(2), or the rate at which Convertible Securities referred to in Sections 6D(1) or 6D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Applicable Conversion Price in effect at the time of such event shall forthwith be readjusted to the Applicable Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Applicable Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Applicable Conversion Price then in effect hereunder shall forthwith be increased to the Applicable Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                  6D(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to Section 6F), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold at the fair market value thereof, as determined in good faith by the Board of Directors.

                  6D(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                  6D(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  6D(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 6D.

            6E. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the date of filing of these terms of the Preferred Stock of (i) up to an aggregate of 3,010,019 shares of Common Stock (or options therefor) (appropriately adjusted to reflect the occurrence of any event described in Sections 6F or 6G other than the Reverse Stock Split with respect to which appropriate adjustment has been made and is reflected in the foregoing number of shares) of Common Stock to directors, officers, employees or consultants of the Corporation in connection with their service to the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, pursuant to a stock option or other incentive plan approved by the Board of Directors; (ii) such number of shares of Common Stock as are repurchased by the Corporation from such persons at cost in connection with the termination of employment or other provision of services to the Corporation after such date as are approved by either a majority of the members of the Board of Directors including at least a majority of the Preferred Directors then serving, or holders of the Senior Preferred Stock pursuant to Section 5; (iii) shares of Common Stock issued to strategic partners of the Corporation pursuant to agreements approved by the Board of Directors, including at least a majority of the Preferred Directors then serving, provided, however that if (x) such issuance is not approved by all of the Preferred Directors then serving and (y) such issuance is in an amount in excess of three percent (3%) of the number of shares of Common Stock outstanding or deemed to be outstanding (including any outstanding options) (on a fully diluted, as-converted basis) immediately prior to such issuance (a "Major Issuance"), then such Major Issuance shall also be approved by the holders of at least two-thirds (2/3) of the Preferred Stock, given in writing or in a vote at a meeting, consenting or voting (as the case may be) together as a single class; (iv) shares of Common Stock issued to financial institutions or lessors in connection with commercial credit agreements, equipment financings, real estate leases or similar transactions approved by a majority of the Board of Directors, including at least a majority of the Preferred Directors then serving, provided, however, that if such issuance is a Major Issuance, then such Major Issuance shall also be approved by the holders of at least two-thirds (2/3) of the Preferred Stock, given in writing or in a vote at a meeting, consenting or voting (as the case may be) together as a single class; (v) the issuance of securities pursuant to or after the closing of an underwritten public offering of shares of Common Stock; (vi) the issuance of securities pursuant to the conversion, exchange or exercise of convertible, exchangeable or exercisable securities, respectively; or (vii) the issuance of securities in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise approved by the Board of Directors, including a majority of the Preferred Directors.

            6F. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price,

Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares (other than the Reverse Stock Split with respect to which appropriate adjustment has been made and is reflected in the Applicable Conversion Price with respect to each series of Senior Preferred Stock), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section 6D(4) by reason thereof.

            6G. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Senior Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Senior Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

            6H. Notice of Adjustment. Upon any adjustment of the Applicable Conversion Price (other than the Reverse Stock Split with respect to which appropriate adjustment has been made and is reflected in the Applicable Conversion Price with respect to each series of Senior Preferred Stock), then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of the Senior Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and/or Series E Conversion Price (as the case may be) resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

            6I. Other Notices. In case at any time:

                  (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

                  (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in each of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Senior Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least twenty
(20) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

            6J. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of the Senior Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Senior Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Senior Preferred Stock would exceed the total number of shares of Common Stock then authorized by this Seventh Amended and Restated Certificate of Incorporation.

            6K. No Reissuance of Preferred Stock. Shares of Senior Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

            6L. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Senior Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Senior Preferred Stock which is being converted.

            6M. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Senior Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Senior Preferred Stock in any manner which interferes with the timely conversion of such Senior Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

            6N. Definition of Common Stock. As used in this Section 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.001 per share, as constituted on the date of filing of this Seventh Amended and Restated Certificate of Incorporation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Senior Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 6G.

            6O. No Impairment. This Corporation will not, by amendment of this Seventh Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Senior Preferred Stock against impairment.

            6P. Mandatory Conversion. All outstanding shares of Senior Preferred Stock shall automatically convert to such shares of Common Stock as would be obtained upon conversion in accordance with Section 6A; (a) if at any time the Corporation shall effect a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended of shares of Common Stock in which (i) the aggregate gross proceeds to the Corporation shall be at least $50,000,000 and (ii) the price paid by the public for such shares shall be at least $14.315515 per share (appropriately adjusted to reflect the occurrence of any event described in Sections 6F or 6G other than the Reverse Stock Split with respect to which appropriate adjustment has been made and is reflected in the foregoing amount), such conversion being effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering, or (b) upon approval (given in writing or by vote at a meeting) of the holders of (i) at least two-thirds (2/3) of the outstanding Senior Preferred Stock, voting or consenting, as the case may be, together as a single class and (ii) at least two-thirds (2/3) of the Series E Convertible Preferred Stock, voting or consenting, as the case may be, together as a separate class. Holders of shares of Senior Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to Section 6C. Until such time as a holder of shares of Senior Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

      7. Redemption. The shares of Senior Preferred Stock shall be redeemed as follows:

            7A. Optional Redemption. The Corporation shall not have the right to call or redeem at any time all or any shares of Senior Preferred Stock. Upon the request of the holders of at least two-thirds (2/3) of the outstanding shares of Senior Preferred Stock, voting together as a single class, the Corporation shall redeem all outstanding shares of Senior Preferred Stock in three (3) equal installments as set forth below. Holders of Senior Preferred Stock may request such redemption by giving notice (the "Notice") to the Corporation at any time after February 3, 2011. Upon receipt of the Notice, the Corporation will fix the three (3) dates upon which the redemption will occur (each a "Redemption Date") pursuant to Section 7B below and will notify all other persons holding Senior Preferred Stock to be redeemed, pursuant to Section 7c below. If any shares of Senior Preferred Stock are redeemed pursuant to this Section 7A, then all shares of Senior Preferred Stock shall be so redeemed, subject to the right of the holders of the Series E Convertible Preferred Stock on each Redemption Date to receive an amount equal to the product of the number of shares of Series E Convertible Preferred Stock to be redeemed on such Redemption Date multiplied by the Series E Redemption Price (as defined below) prior to the redemption of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock or Series D Convertible Preferred Stock on each such Redemption Date as set forth in Section 7C and then subject to the right of the holders of the Series D Convertible Preferred Stock on each Redemption Date to receive an amount equal to the product of the number of shares of Series D Convertible Preferred Stock to be redeemed on such Redemption Date multiplied by the Series D Redemption Price (as defined below) prior to the redemption of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock on each such Redemption Date as set forth in Section 7C and then subject to the right of the holders of the Series C Convertible Preferred Stock on each Redemption Date to receive an amount equal to the product of the number of shares of Series C Convertible Preferred Stock to be redeemed on such Redemption Date multiplied by the Series C Redemption Price (as defined below) prior to the redemption of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock on each such

Redemption Date as set forth in Section 7C. All holders of Senior Preferred Stock shall deliver to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Senior Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates representing the shares of Senior Preferred Stock, duly endorsed for transfer to the Corporation (if required by it), on or before the applicable Redemption Date.

            7B. Redemption Price and Payment. one-third (1/3) of the total Senior Preferred Stock to be redeemed shall be redeemed on each Redemption Date. The initial Redemption Date shall be within sixty (60) days after receipt of the Notice by the Corporation (or, if such day is not a business day, then by the next business day). The second Redemption Date shall be on the one (1)-year anniversary of the initial Redemption Date (or, if such day is not a business day, then on the next business day), and the final Redemption Date shall be on the two (2)-year anniversary of the initial Redemption Date (or if such day is not a business day, then on the next business day). The Series A Preferred Convertible Preferred Stock to be redeemed on each Redemption Date shall be redeemed by paying for each share, in cash, an amount equal to $1.00 per share (appropriately adjusted to reflect the occurrence of any event described in Sections 6F or 6G) plus, in the case of each share, an amount equal to such dividends declared but unpaid thereon until the applicable Redemption Date (the "Series A Redemption Price"). The Series B Convertible Preferred Stock to be redeemed on each Redemption Date shall be redeemed by paying for each share, in cash, an amount equal to $1.85 per share (appropriately adjusted to reflect the occurrence of any event described in Sections 6F or 6G) plus, in the case of each share, an amount equal to such dividends declared but unpaid thereon until the applicable Redemption Date (the "Series B Redemption Price"). The Series C Convertible Preferred Stock to be redeemed on each Redemption Date shall be redeemed by paying for each share, in cash, an amount equal to $2.10 per share (appropriately adjusted to reflect the occurrence of any event described in Sections 6F or 6G) plus, in the case of each share, an amount equal to such dividends declared but unpaid thereon until the applicable Redemption Date (the "Series C Redemption Price"). The Series D Convertible Preferred Stock to be redeemed on each Redemption Date shall be redeemed by paying for each share, in cash, an amount equal to $2.42 per share (appropriately adjusted to reflect the occurrence of any event described in Sections 6F or 6G) plus, in the case of each share, an amount equal to such dividends declared but unpaid thereon until the applicable Redemption Date (the "Series D Redemption Price"). The Series E Convertible Preferred Stock to be redeemed on each Redemption Date shall be redeemed by paying for each share, in cash, an amount equal to $3.64 per share (appropriately adjusted to reflect the occurrence of any event described in Sections 6F or 6G) plus, in the case of each share, an amount equal to such dividends declared but unpaid thereon until the applicable Redemption Date (the "Series E Redemption Price").

            7C. Redemption Mechanics. At least twenty (20) but not more than thirty (30) days prior to the initial Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by mail, postage prepaid, or by telex to non-U.S. residents, to each holder of record (at the close of business on the business day immediately preceding the day on which the Redemption Notice is given) of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and/or Series E Convertible Preferred Stock, as applicable, notifying each such holder of the three Redemption Dates and specifying the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D Redemption Price and/or Series E Redemption Price (the "Applicable Redemption Price") to be paid on each Redemption Date and the place where the Applicable Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder of the series of Senior Preferred Stock to be redeemed at his address as shown by the records of the Corporation. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Applicable Redemption Price payable on that Redemption Date, all rights of holders of shares of Senior Preferred Stock to be redeemed on such Redemption Date (except the right to receive the Applicable Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Senior Preferred Stock on a Redemption Date are insufficient to redeem the total number of outstanding shares of Senior Preferred Stock to be redeemed on such Redemption Date, then (i) first, the holders of shares of Series E Convertible Preferred Stock to be redeemed on such Redemption Date shall, prior to the redemption of any shares of Series A Convertible Preferred Stock, shares of Series B Convertible Preferred Stock, shares of Series C Convertible Preferred Stock or shares of Series D Convertible Preferred Stock to be redeemed on such Redemption Date, share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such shares were redeemed in full; (ii) second, the holders of shares of Series D Convertible Preferred Stock to be redeemed on such Redemption Date shall, prior to the redemption of any shares of Series A Convertible Preferred Stock, shares of Series B Convertible Preferred Stock or shares of Series C Convertible Preferred Stock to be redeemed on such Redemption Date, share ratably in any remaining funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such shares were redeemed in full; (iii) third, the holders of shares of Series C Convertible Preferred Stock to be redeemed on such Redemption Date shall, prior to the redemption of any shares of Series A Convertible Preferred Stock or shares of Series B Convertible Preferred Stock to be redeemed on such Redemption Date, share ratably in any remaining funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such shares were redeemed in full; and (iv) then the holders of shares of Series A Convertible Preferred Stock and the holders of shares of Series B Convertible Preferred Stock to be redeemed on such Redemption Date shall share ratably in any remaining funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such shares were redeemed in full. The shares of Senior Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Senior Preferred Stock, such funds will be used as soon as practicable to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above. In case fewer than the total number of shares of Senior Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed shares.

            7D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Senior Preferred Stock redeemed pursuant to this Section 7 or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Senior Preferred Stock.

            7E. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any subsidiary to, redeem or otherwise acquire any shares of Senior Preferred Stock, except as expressly authorized herein.

      8. Amendments. No provision of these terms of the Senior Preferred Stock may be amended (whether by merger, consolidation or otherwise), modified or waived without the written consent or affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Senior Preferred Stock, subject to the restrictions set forth in Section 5.


                         C. UNDESIGNATED PREFERRED STOCK

            The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.


                                    ARTICLE V

                               STOCKHOLDER ACTION

      1. Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

      2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

                                   ARTICLE VI

                                    DIRECTORS


      1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.


      2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the "By-laws") shall so provide.



      3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series or class of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Gary Eichhorn, Charles Liamos and Gordie Nye; the initial Class II Directors of the Corporation shall be Alison de Bord, Ross Jaffe and Jonathan Silverstein; and the initial Class III Directors of the Corporation shall be Duane DeSisto and Steven Sobieski. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2009, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2010. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.


      Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Certificate, the holders of any one or more series or class of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.


      4. Vacancies. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.



      5. Removal. Subject to the rights, if any, of any series or class of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.


                                   ARTICLE VII

                             LIMITATION OF LIABILITY

      A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

      Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                                  ARTICLE VIII

                              AMENDMENT OF BY-LAWS


      1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

      2. Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.


                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

      The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

                                  [End of Text]

      THIS SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of _____________, _____.


                                                INSULET CORPORATION


                                                By:___________________________
                                                   Duane DeSisto
                                                   Chief Executive Officer